UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

VISA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33977	26-0267673
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 8999 San Francisco, California	94128-8999
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 432-3200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 11, 2015, the Board of Directors (the “Board”) of Visa Inc. (the “Company”), upon recommendation of the Board’s Nominating and Corporate Governance Committee, increased the size of the board from 11 to 12 members and elected Lloyd A. Carney to the Board effective immediately for a term continuing to the Company’s 2016 Annual Meeting of Stockholders. The Board determined that Mr. Carney will be an independent director within the meaning of the New York Stock Exchange listing standards. Mr. Carney was appointed to the Audit and Risk Committee of the Board.

There are no arrangements or understandings between Mr. Carney and any other persons pursuant to which he was selected as a director. Additionally, there are no transactions involving the Company and Mr. Carney that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Carney will receive compensation for his Board and committee service in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in the Company’s definitive proxy statement (the “Proxy Statement”) on Schedule 14A filed with the Securities and Exchange Commission on December 12, 2014. Since the Proxy Statement was filed, the annual cash retainer as well as the equity-based retainer for non-employee directors each increased by $5,000 and the annual committee cash retainer for members of the Audit and Risk Committee increased by $5,000. The Company will enter into an indemnification agreement with Mr. Carney in the form of the Company’s standard form of indemnification agreement. Such form of indemnification agreement was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 25, 2012, and is incorporated herein by reference.

A copy of the press release with respect to the appointment of Mr. Carney is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

 99.1        Press Release issued by Visa Inc., dated June 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISA INC.
Date: June 12, 2015
	By:	/s/ Charles W. Scharf
Charles W. Scharf
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Visa Inc., dated June 12, 2015